                                                                      EXHIBIT 99


Contacts:         John O. Barwick III
                  Senior Vice President and Chief Financial Officer
                  (706) 576-3416

                  Janice J. Kuntz
                  Fleishman-Hillard
                  (404) 659-4446

                              FOR IMMEDIATE RELEASE

                CARMIKE CINEMAS ANNOUNCES $55 MILLION INVESTMENT
                         BY GOLDMAN SACHS AND AFFILIATES

COLUMBUS, GA, AND NEW YORK, NY, NOVEMBER 23, 1998 -- Carmike Cinemas, Inc. (NYSE: CKE) today announced that GS Capital Partners III, L.P., an affiliate of Goldman, Sachs & Co., will invest $55 million in Carmike Cinemas. The investment will position Carmike Cinemas to pursue its growth strategy with greater financial flexibility. Carmike Cinemas will issue to GS Capital Partners III convertible preferred stock representing, upon conversion to common stock, approximately 16 percent of Carmike Cinemas' outstanding shares.

Michael W. Patrick, president and chief executive officer of Carmike Cinemas, stated, "We are very pleased with the transaction and the partnership we are creating today. Goldman's investment will help us achieve our growth objectives by strengthening our balance sheet and giving us increased financial flexibility as we move forward with our expansion plans. We are also looking forward to having Goldman Sachs as a partner. Goldman brings to Carmike Cinemas a wealth of financial expertise and experience, plus substantial resources, and we look forward to blending these strengths with our strong operations for the benefit of all our shareholders."

Richard A. Friedman, head of the Principal Investment Area of Goldman Sachs, stated, "The investment by GS Capital Partners III in Carmike Cinemas reflects our enormous confidence in its management team, its operational strength, and its growth strategy."

As previously announced, Carmike Cinemas plans to open approximately 82 new screens in the fourth quarter of 1998 and over 350 screens next year. All of Carmike Cinemas' new complexes will be state-of-the-art, stadium seating complexes with Lucasfilm's THX (R) certified auditoriums, digital surround sound, and high-back luxury seating with cup holders. Of the planned new screens, approximately 48 percent will be in markets new to Carmike Cinemas, shifting the focus of its construction from improving the company's current markets to developing new sources of cash flow.

Carmike Cinemas, Inc. is the largest motion picture exhibitor in the United States in terms of the number of theaters operated. The Company currently operates 2,731 screens in 496 theaters located in 36 states.

# # #

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the level of consumer spending, the strength of the motion picture and entertainment industry and the risks detailed from time to time in statements and reports which Carmike Cinemas, Inc. has filed with the Securities and Exchange Commission.